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                                                                 Exhibit 5(a)(i)

                  [Letterhead of Muldoon Murphy & Faucette LLP]


                                 April 19, 2002

New York Community Bancorp, Inc.
615 Merrick Avenue
Westbury, New York 11590

                  Re: Registration Statement on Form S-3 filed on April 19, 2002 with respect to an Aggregate of $400,000,000 of Debt Securities, Warrants, Preferred Securities and Common Stock

Ladies and Gentlemen:

         We have acted as counsel to New York Community Bancorp, Inc. (the "Company") in connection with the registration by the Company of up to an aggregate of $400,000,000 of its (1) debt securities (the "Debt Securities"),
(2) warrants to purchase common stock (the "Warrants"), (3) trust preferred securities ("Preferred Securities") and (iv) shares of its common stock (the "Common Stock). The Common Stock, together with the Debt Securities and Warrants are referred to herein as the "Securities". The registration of the Securities is set forth in the Registration Statement on Form S-3 (the "Registration Statement") which is being filed on the date hereof with the Securities and Exchange Commission by the Company pursuant to the Securities Act of 1933, as amended. This opinion letter is Exhibit 5(a)(i) to the Registration Statement.

         The Securities are to be issued, separately or together, in one or more series and are to be sold from time to time as set forth in the Registration Statement, the Prospectuses contained therein (each, a "Prospectus") and any amendments or supplements thereto.

         We have relied upon an officer's certificate as to corporate action heretofore taken with respect to the Securities.

         Based on the foregoing, we are of the opinion that when (1) the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, (2) the terms of any class or series of such Securities have been authorized by appropriate corporate action of the Company, and (3) such Securities have been issued and sold upon the terms and conditions set forth in the Registration Statement, the applicable Prospectus and the applicable supplement(s) to such Prospectus, then (a) the Debt Securities and Warrants, as the case may be,


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New York Community Bancorp, Inc.
April 19, 2002
Page 2


will be validly authorized and issued and binding obligations of the Company, and (b) the shares of the Common Stock will be legally issued, fully paid and non-assessable.

         In rendering this opinion, we are not expressing an opinion as to the laws of any jurisdiction other than the State of New York and the United States of America and the Delaware General Corporation Law, and we assume no responsibility as to the applicability of the laws of any other jurisdiction to the subject matter hereof or to the effects of such laws thereon.

         This opinion is rendered to you and for your benefit solely in connection with the registration of the Securities. This opinion may not be relied on by you for any other purpose and may not be relied upon by, nor may copies thereof be provided to, any other person, firm, corporation or entity for any purposes whatsoever without our prior written consent. We hereby consent to be named in the Registration Statement and in each of the Prospectuses as attorneys who passed upon the legality of the Securities and to the filing of a copy of this opinion as Exhibit 5(a)(i) to the Registration Statement. Unless the prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any written report, proxy statement or other registration statement, nor is it to be filed with or furnished to any other governmental agency or other person, except as otherwise required by law.

                                            Very truly yours,

                                            /s/ Muldoon Murphy & Faucette LLP

                                            MULDOON MURPHY & FAUCETTE LLP